State of Delaware
Secretary of State
Division of Corporations
Delivered 11:50 AM 01/20/2023
FILED 11:50 AM 01/20/2023
SR 20230204144 - File Number 6382126

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, OF
SIMPLICITY ESPORTS AND GAMING COMPANY

Under Section 242 of the Delaware General Corporation Law

Simplicity Esports and Gaming Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

FIRST: The name of the Corporation is Simplicity Esports and Gaming Company. The Corporation was originally incorporated under the name "I-AM Capital Acquisition Company". The Corporation's original certificate of incorporation was filed with the Secretary of State of the State of Delaware on April 17, 2017 (the "Original Certificate"). An amended and restated certificate of incorporation which restated and amended the provisions of the Original Certificate was filed with the Secretary of State of the State of Delaware on May 31, 2017 (the "Amended and Restated Certificate"). A second amended and restated certificate of incorporation which restated and amended the provisions of the Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware on August 16, 2017 (the "Second Amended and Restated Certificate"). A third amended and restated certificate of incorporation which restated and amended the provisions of the Second Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware on November 20, 2018 (the "Third Amended and Restated Certificate").

SECOND: The Third Amended and Restated Certificate, as amended to date, is hereby amended such that Section 4.1 of the Third Amended and Restated Certificate, as amended, is hereby amended to provide as follows:

> Section 4.1 Authorized Capital Stock Classes and Number of Shares. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 251,000,000 shares, consisting of (a) 250,000,000 shares of common stock, par value $0.0001 per share (the "Common Stock"), and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share (the "Preferred Stock").

THIRD: The remaining provisions of the Third Amended and Restated Certificate, as amended, not affected by the aforementioned amendments shall remain in full force and not be affected by this Certificate of Amendment.

FOURTH: The amendment of the Third Amended and Restated Certificate, as amended, effected by this Certificate of Amendment was duly authorized by the stockholders of the Corporation on September 1, 2022, after first having been declared advisable by the Board of Directors of the Corporation on September 1, 2022, all in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its duly authorized officer this 19th day of January, 2023.

By: *Roman Franklin*
Name: Roman Franklin
Title: Chief Executive Officer

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